Exhibit 99.1

Contact:

Matthew Duffy

Investor Relations

212-915-0685

matthew@lifesciadvisors.com

FOR IMMEDIATE RELEASE

Altimmune Completes Merger with PharmAthene Creating Immunotherapeutics Company Targeting Infectious Diseases

Gaithersburg, MD, May 4, 2017 – Altimmune, Inc. (Nasdaq: ALT) announced today the completion of its merger with PharmAthene, Inc., effective May 4, 2017. Upon the completion of the merger, the combined company was renamed Altimmune, Inc., and will commence trading on The NASDAQ Capital Market under the ticker symbol “ALT” on May 5, 2017. The combined company is a fully integrated and diversified immunotherapeutics company with one preclinical-stage and four clinical-stage drug-development programs.

Bill Enright, President and Chief Executive Officer of Altimmune, and Elizabeth Czerepak, Chief Financial Officer and Executive Vice President of Corporate Development of Altimmune, will serve in their respective positions in the combined company. The new board of directors will be initially comprised of three PharmAthene directors and four Altimmune directors. The combined company’s headquarters is located in Gaithersburg, MD.

Additionally, the company announced that immediately prior to the merger, it effectuated a 1-for-10 reverse stock split of outstanding shares of its common stock. As a result of the reverse stock split, each 10 shares of common stock outstanding immediately prior to the merger were converted into one share of common stock.

Mr. Enright stated: “We congratulate and thank the employees and shareholders of both companies for their approval of this merger, which will bring together complementary vaccine development programs and allow us to leverage our substantial financial and human resources effectively in support of these programs.”

Altimmune will focus its drug-development activities on the following proprietary vaccine candidates:

•	NasoVAX: an intranasal, single dose, state-of-the-art recombinant influenza vaccine that in preclinical studies demonstrated early and universal activity. Phase 2 is expected to commence during 3Q2017 with initial data expected in 1Q18.
•	HepTcell: a first-in-class immunotherapeutic for chronic hepatitis B with the potential to offer a functional cure. Phase 1 is ongoing with initial data expected 4Q17.
•	SparVax-L: a next generation lyophilized anthrax vaccine (NIAID funded) that may be stored at room temperature and provides extended shelf life. A non-human primate bridging study is anticipated to begin during the second half of 2017 with data anticipated during the first half of 2018.
•	NasoShield: an intranasal, single-dose, first-in-class anthrax vaccine (BARDA funded) that based on preclinical studies may offer protection within a few weeks of administration. A Phase 1 trial is expected to begin during 1Q18 with data anticipated 2Q18.
•	In addition to the clinical-stage product candidates, Altimmune has one preclinical program, Oncosyn, driven by its proprietary Densigen synthetic peptide technology that is being evaluated in immuno-oncology indications.

About Altimmune, Inc.

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the amount of Altimmune's net cash, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to PharmAthene, Altimmune or the management of either company, before or after the aforementioned merger, may identify forward-looking statements. The company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including the failure by Altimmune to secure and maintain relationships with collaborators; risks relating to clinical trials; risks relating to the commercialization, if any, of Altimmune's proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that Altimmune may lack the financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect Altimmune's business, financial conditions and results of operations are contained in the company’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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